Exhibit 99.3
Hercules Capital Announces New Supplemental Cash Distribution of $0.28 per Share

The New Supplemental Cash Distribution is in Addition to the Regular Quarterly Cash Distributions and will be Distributed Equally over Four Quarters Beginning with the Fourth Quarter of 2025 Distribution Payable in March of 2026

The New Supplemental Cash Distribution of $0.07 per Share for the Fourth Quarter of 2025 is in Addition to the Regular Quarterly Cash Distribution of $0.40 per Share

SAN MATEO, Calif., February 10, 2026 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules,” "Hercules Capital," or the “Company”), the largest and leading specialty financing provider to innovative, venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, is pleased to announce that its Board of Directors has declared a new supplemental cash distribution of $0.28 per share, to be distributed equally over four quarters beginning with a $0.07 per share distribution for the fourth quarter of 2025.

This $0.07 supplemental cash distribution will be paid out of Hercules’ undistributed taxable income (taxable income in excess of distributions paid) as of December 31, 2025. The following shows the key dates of the supplemental distribution payment:

Record Date	February 25, 2026
Payment Date	March 4, 2026

This $0.07 supplemental cash distribution is in addition to the recently announced regular quarterly cash distribution that Hercules declared for the fourth quarter of 2025 of $0.40 per share.

Hercules' Board of Directors maintains a variable distribution policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, during the year, the Company’s Board of Directors may choose to pay additional supplemental distributions, so that the Company may distribute approximately all its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future distribution payments.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the distributions declared during the quarter ended December 31, 2025, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of the tax attributes of the Company’s 2026 full year distributions to stockholders.

Exhibit 99.3
Pursuant to Internal Revenue Code Section 871(k), certain funds generate “Qualified Interest Income” (QII) that may be exempt for U.S. withholding tax on foreign accounts. A regulated investment company (“RIC”) is permitted to designate distributions of QII as exempt from U.S. withholding tax when paid to non-U.S. shareholders with proper documentation.

The percentage of QII for distributions declared for the year ending December 31, 2025 on Hercules’ common stock is 78.54%.

About Hercules Capital, Inc.
Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology and life sciences industries. Since inception (December 2003), Hercules has committed more than $25 billion to over 700 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call (650) 289-3060.

Hercules, through its wholly owned subsidiary business, Hercules Adviser LLC (the “Adviser Subsidiary”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). The Adviser Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara
Investor Relations and Corporate Communications
Hercules Capital, Inc.
(650) 433-5578
mhara@htgc.com